FOR IMMEDIATE RELEASE
June 29, 2010

Atrinsic, Inc. Receives NASDAQ Notice of Non-compliance

Intends to Request Hearing

New York, NY— (June 29, 2010) - Atrinsic Inc. (Nasdaq:ATRN),  a leading digital advertising and entertainment network, today announced that, on June 23, 2010, the Company was notified by the NASDAQ Staff that it does not comply with the minimum $1.00 bid price requirement set forth in Listing Rule 5450(a)(1).  As a result, the Company’s common stock is subject to delisting from The NASDAQ Stock Market unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”).  Atrinsic intends to timely request a hearing before a Panel, which will automatically stay the delisting of the Company’s common stock until the Panel issues its decision following the hearing.  At the hearing, the Company will present its plan to regain compliance.

Under NASDAQ’s Listing Rules, the Panel may, in its discretion, decide to continue the Company’s listing pursuant to an exception to the Rule for a maximum of 180 calendar days from the date of the Staff’s notification or through December 20, 2010.  However, there can be no assurances that the Panel will do so.

About Atrinsic
Atrinsic, Inc. is a leading Internet-focused marketing company. We combine the power of the Internet with traditional direct response marketing techniques to sell entertainment and lifestyle subscription products directly to consumers. We also leverage our media network and marketing expertise to provide lead generation and search related marketing services to our corporate and advertising clients. We have developed our marketing media network, consisting of web sites, proprietary content and licensed media, to attract consumers, corporate partners and advertisers. We believe our marketing media network and proprietary information technology allow us to cost-effectively acquire consumers and provide targeted leads and marketing data to our corporate partners and advertisers.

Forward Looking Statements
Information included in this press release may contain statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Those statements include statements regarding our intent, belief or current expectations. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, our ability to face stiff competition, profitably manage our business, the financial strength of our customers, the acceptance of our existing and new products by our existing and new customers, the ability to manage growth, dependence on key personnel, general economic conditions, and other risks and uncertainties that may be detailed herein, or from time to time in our other filings made with the Securities and Exchange Commission.

Atrinsic Media Contacts:
Melanie Webber, mWEBB Communications 949.307.1723
melanie@mwebbcom.com

Atrinsic Investor Relations Contacts:
Thomas Plotts, CFO (Interim), 212-716-1977 ext 222, IR@atrinsic.com

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